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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2025

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)-448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information contained under Item 2.03 below is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 13, 2025, GIPDC 3707 14th St, LLC (the “Borrower”), an indirect subsidiary of Generation Income Properties, Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Valley National Bank (the “Lender”), pursuant to which the Lender made a mortgage loan in the original principal amount of $1.1 million (the “Loan”). The Loan is secured by a first-priority Deed of Trust and Assignment of Rents and Leases on the Borrower’s fee interest in a previously unencumbered single-tenant property located at 3707–3711 14th Street NW, Washington, D.C. (the “Property”).

The Loan is evidenced by a Promissory Note, dated June 13, 2025 (the “Note”), bearing interest at a fixed rate of 6.50% per annum. The net proceeds of the Loan were used to extract equity from the Property for general corporate purposes. At closing, $750,000 of the Loan proceeds was disbursed, with an additional $350,000 (the “Renewal Funds”) to be disbursed upon satisfaction of certain conditions, including the delivery to the Lender, on or before March 31, 2026, of an executed lease renewal with the Property’s current tenant, 7-Eleven, Inc., extending the lease for an additional five years beyond its current expiration date of March 31, 2026. Monthly interest-only payments are due beginning July 13, 2025, through June 13, 2026. If the required lease renewal is delivered and all other conditions are satisfied to the Lender’s sole satisfaction, the Renewal Funds will be disbursed, and the maturity date of the Loan will be automatically extended to June 13, 2030. In such case, beginning July 13, 2026, the borrower will make monthly payments of principal and interest based on a 25-year amortization schedule, with a final balloon payment due on the extended maturity date of June 13, 2030. If the lease renewal is not delivered by March 31, 2026, the Loan will mature on that date, and all outstanding principal, accrued interest, and other amounts will become immediately due and payable.

The Loan Agreement contains customary representations, covenants, and events of default, including financial reporting obligations and a requirement to maintain a minimum debt service coverage ratio (DSCR) of at least 1.50:1.00, tested quarterly on a trailing twelve-month basis.

In connection with the Loan, David E. Sobelman, Executive Chairman of the Company, entered into a Guaranty of Nonrecourse Carveout Obligations (the “Guaranty Agreement”), pursuant to which he unconditionally guaranteed certain nonrecourse carveout obligations of the Borrower to the Lender.

The foregoing summaries of the terms and conditions of the Loan Agreement, the Note and the Guaranty Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached as exhibits hereto and incorporated herein by reference.

Exhibit No.	Description

10.1	Loan Agreement, dated June 13, 2025, between GIPDC 3707 14th St, LLC, as borrower and Valley National Bank, as lender.
10.2	Promissory Note, dated June 13, 2025, between GIPDC 3606 14th St, LLC, as borrower and Valley National Bank as lender.
10.3	Guaranty Agreement, dated June 13, 2025, between David E. Sobelman, as guarantor, and Valley National Bank.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: June 20, 2025	By:	/s/ Ron Cook
Ron Cook
Principal Finance and Accounting Officer